LML REPORTS RESULTS FOR THE SECOND QUARTER OF FISCAL 2005

VANCOUVER, BC, November 9, 2004 - LML PAYMENT SYSTEMS INC. (the "Corporation") (Nasdaq: LMLP) reports results for its second quarter and six months ended September 30, 2004. Total revenue for the second quarter was approximately $1.6 million, compared to approximately $1.8 million for the second quarter ended September 30, 2003, a decrease of approximately 11.1%.

Cost of operations for the second quarter was approximately $1.4 million compared to approximately $1.7 million for the second quarter ended September 30, 2003, a decrease of approximately 17.6%. Sales, general and administrative expenses for the second quarter were approximately $608,000, compared to approximately $670,000 for the second quarter ended September 30, 2003, a decrease of approximately 9.3%.

There was a net loss from continuing operations of approximately ($863,000) or approximately ($0.04) per share for the second quarter ended September 30, 2004 compared to a net loss of approximately ($1.1 million) or approximately ($0.06) per share for the second quarter ended September 30, 2003. The net loss from continuing operations for the second quarter ended September 30, 2004 includes stock-based compensation expense of approximately $129,000 compared to approximately $16,000 for the second quarter ended September 30, 2003. Stock-based compensation is a non-cash expense and resulted from our adoption of new accounting standards which require fair value accounting for all stock options issued subsequent to April 1, 2003.

Total revenue was approximately $3.7 million for the six months ended September 30, 2004 and September 30, 2003, respectively.

Cost of operations for the six months ended September 30, 2004 was approximately $2.8 million compared to approximately $3.4 million for the six months ended September 30, 2003, a decrease of approximately 17.6%. Sales, general and administrative expenses were approximately $1.1 million for the six months ended September 30, 2004 compared to approximately $1.3 million for the six months ended September 30, 2003, a decrease of approximately 15.4%.

There was a net loss from continuing operations of approximately ($2.2 million) or approximately ($0.11) per share for the six months ended September 30, 2004 and September 30, 2003. The net loss from continuing operations for the six months ended September 30, 2004 includes stock-based compensation expense of approximately $1.2 million compared to approximately $16,000 for the six months ended September 30, 2003. Stock-based compensation is a non-cash expense and resulted from our adoption of new accounting standards which require fair value accounting for all stock options issued subsequent to April 1, 2003.

Cash provided by operating activities of continuing operations was approximately $123,000 for the six months ended September 30, 2004 compared to cash flows used in operating activities of continuing operations of approximately $886,000 for the six months ended September 30, 2003, an increase in cash provided by operating activities of continuing operations of approximately $1 million. Our cash and cash equivalents balance increased by approximately $1.3 million for the six months ended September 30, 2004 from approximately $5 million as at March 31, 2004 to approximately $6.3 million as at September 30, 2004. We have approximately $6.4 million in working capital as at September 30, 2004, compared to approximately $5.6 million in working capital as at our previous fiscal period ended March 31, 2004, an increase in working capital of approximately $800,000.

-more-

"We continue with our objective of moving to lower cost service models that provide equivalent or superior levels of service for our clients while also resulting in increased cost efficiencies for ourselves. Despite the loss of one of our largest customers, responsible for approximately 24.5% of our total revenue, we were able to replace some of this lost revenue during our current fiscal year from increases in revenue from our secondary check collection business. We believe that other replacement revenue may come from sales of our electronic check verification, recovery and electronic check conversion products and services to existing and new merchant clients, the licensing of our patented technology regarding electronic check processing and royalties from software licensing agreements," commented Richard R. Schulz, Chief Accounting Officer.

About LML Payment Systems Inc.

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing check processing solutions including electronic check authorization, electronic check conversion (ECC) and primary and secondary check collection including electronic check re-presentment (RCK) to national, regional and local retailers. We also provide selective routing of debit, credit and EBT transactions to third party processors and banks for authorization and settlement. The Corporation's intellectual property estate, owned by subsidiary LML Patent Corp, includes U.S. Patent No. 6,547,129, No. 6,354,491, No. 6,283,366, No. 6,164,528, and No. 5,484,988 all of which relate to electronic check processing methods and systems.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

CONTACTS:
Patrick H. Gaines President and CEO (604) 689-4440	Investor Relations (800) 888-2260